Exhibit 6.20

Sixth Lease Amendment

This Lease Amendment, dated March 5, 2020 for reference purposes, is entered into between Solana Partners, L.P., the Landlord and Hylete, LLC, a California Limited Liability Company, the Tenant, to amend the lease dated November 13, 2013 for Suite 560 and 546 at Haidinger Center , 712-742 Genevieve Street, Solana Beach, California 92075.

The parties agree as follows:

1.	The lease term is extended to March 31, 2021.

2.	Tenant will continue to occupy Suites 560, 564/566 and 568. Suite 560 - $3,965., Suite 564/566 - $4,685., Suite 568 - $2,181.

3.	The security deposit will be adjusted to $10,831.

4.	All other terms and conditions remain unchanged.

Landlord	Tenant

Solana Partners, L.P.	Hylete, LLC

Executed at: San Diego, CA	Executed at: Solana Beach, CA

On: March 17, 2020	On: March 10, 2020

Signature: /s/ Tim Haidinger	Signature: /s/ Adam S. Colton

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